 EXHIBIT 99.2

DEED OF ADHERENCE
TO THE THIRD AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT
 AND TO CERTAIN PROVISIONS OF THE AMENDED AND RESTATED SHAREHOLDERS' AGREEMENT

This deed of adherence is made on 22 December 2005 by Wellington Investment Holdings (Jersey) Limited a company registered in Jersey under number 91731 whose registered office is at 22 Grenville Street, St Helier, Jersey, JE4 8PX, Channel Islands (the "New Shareholder") and is supplemental to the Third Amended and Restated Registration Rights Agreement dated 14 November 2003 made between all those parties listed therein (the "Registration Rights Agreement").

WHEREAS:

(A)	The Existing Shareholders are either party to or have adhered to the Registration Rights Agreement which regulates their rights to dispose of their interest in Aspen Insurance Holdings Limited ("Aspen").

(B)	The Existing Shareholders are also either a party to or have adhered to an Amended and Restated Shareholders' Agreement dated 30 September 2003 which further regulates their rights to dispose of their interest in Aspen (the "Shareholders' Agreement").

(C)	Aspen has also entered into the Amended and Restated Instrument Constituting Options to Subscribe for Shares in Aspen dated 2 December 2003 which regulates the creation, issue, management and disposal of options in certain Aspen ordinary shares (the "Option Agreement").

(D)	By an agreement dated 22 December 2005 between Wellington Underwriting plc ("Wellington") and the New Shareholder, Wellington agreed to sell to the New Shareholder 3,800,412 shares in Aspen and options to subscribe for 3,781,120 shares in Aspen (respectively the "Aspen Shares" and the "Aspen Option" and together the "Aspen Investment") (the "Agreement"). Under the Agreement, Wellington also assigned all of its rights and benefits (including the registration rights) under the Registration Rights Agreement pursuant to, amongst others, Section 9 of the Registration Rights Agreement.

This deed witnesses as follows:

1.	The terms defined in the Registration Rights Agreement and the Shareholders' Agreement shall, save where the context otherwise requires, apply in relation to this Deed.

2.	The New Shareholder confirms that it has been given and has read a copy of the Registration Rights Agreement and covenants with each of the Holders that following completion of the transfer by Wellington to the New Shareholder of the Aspen Investment to observe, perform and be bound by all the terms and conditions of the Registration Rights Agreement applicable to the New Shareholder as if the New Shareholder were a party to the Registration Rights Agreement and named therein as a Holder as from the date of this Deed.

3.	Pursuant to sub-paragraph (a) of the definition of Permitted Transfer in the Shareholders' Agreement, the New Shareholder undertakes to Aspen that if the New Shareholder ceases to be a member of the same group (as the expression "member of the same group" is defined in the Shareholders' Agreement) as Wellington it shall transfer all the Aspen Shares it holds at that time before such cessation occurs to another member of the same Group as Wellington.

4.	The address for notices of the New Shareholder for the purposes of Section 9 (c) (Notices) of the Registration Rights Agreement is:

Wellington Investment Holdings (Jersey) Limited
c/o Natasha Cameron
MIFA J Corporate 6
22 Grenville Street
St Helier
JE4 8PX
Channel Islands
Fax number: +44 (0)1534 609333
Email address: natasha.cameron@mourant.com

5.	This Deed is for the benefit of each of the Holders and their successors and permitted assigns and no third party shall have any right, title or interest in this Deed as a third party beneficiary (express or implied) or otherwise.

6.	This Deed shall be governed by, and must be interpreted in accordance, with the laws of the State of New York applicable to contracts made and to be performed in that State.

7.	The courts of the State of New York in New York County and the United States District Court for the Southern District of New York shall have jurisdiction over the New Shareholder with respect to any dispute or controversy between them arising under or in connection with this Deed and, by execution and delivery of this Deed. The New Shareholder submits to the non-exclusive jurisdiction of those courts, including but not limited to the in personam and subject matter jurisdiction of those courts, waives any objections to such jurisdiction on the grounds of venue or forum non conveniens, the absence of in personam or subject matter jurisdiction and any similar grounds, consents to service of process by mail (in accordance with Section 9(c) of the Registration Rights Agreement) or any other manner permitted by law, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Deed.

IN WITNESS WHEREOF this Deed has been executed by the New Shareholder herein and is intended to be and is hereby delivered on the date first above written.

Executed as a deed by Wellington	)
Investment Holdings (Jersey))		Authorised signatory
Limited acting by	)
and	)
Authorised signatory